ROSS MILLER
Secretary of State
204 North Carson Street, Ste 1
Carson City, Nevada 89701-4299
(775) 684 5708
Website: secretaryofstate.biz

Certificate of Correction

(PURSUANT TO NRS 78, 78A, 80, 81, 82, 84, 86, 87, 88, 88A, 89 AND 92A)

Filed in the office of	Document Number 20070263481-33
Ross Miller Secretary of State State of Nevada	Filing Date and Time 04/17/2007 9:30 AM
	Entity Number E0380702006-3

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Correction

(Pursuant to NRS 78, 78A, 80, 81, 82, 84, 86, 87, 88, 88A, 89 and 92A)

1. The name of the entity for which correction is being made:

Point Acquisition Corporation

2. Description of the original document for which correction is being made:

Articles of Merger

3. Filing date of the original document for which correction is being made: August 15, 2006

4. Description of the inaccuracy or defect.

Lead Point Consolidated Mines Company, the merging entity in the Articles of Merger, is identified as a Florida Corporation; however, the entity should have been identified as being domiciled in the state of Washington.

5. Correction of the inaccuracy or defect.

Article I - Articles of Merger is hereby corrected to reflect that Lead Point Consolidated Mines Company was domiciled in the State of Washington.

6. Signature:

X [signature]
Authorized Signature

President
Title *

April 16, 2007
Date

*If entity is a Corporation, it must be signed by an Officer if stock has been issued, OR an Incorporator or Director if stock has not been issued; a Limited-Liability Company, by a manager or managing members; a Limited Partnership or Limited-Liability Limited Partnership, by a General Partner; a Limited-Liability Partnership, by a Managing Partner; a Business Trust, by a Trustee.

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.